Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Sinorama Corporation:

We consent to the inclusion in the foregoing Registration Statement of Sinorama Corporation (the “Company”) on Form S-1, of our report dated November 10, 2016, relating to our audits of the consolidated balance sheets as of December 31, 2015 and 2014, and consolidated statements of operations and comprehensive income (loss), stockholders' deficit and cash flows for the year ended December 31, 2015 and 2014.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

November 10, 2016